Filing pursuant to Rule 433,

Filing No. 333-130439-02

From: Credit Suisse Securities (USA) LLC

$1.2 bn AmeriCredit 2006-R-M ** Priced—Full Pricing Details **

Jt Leads Mgrs: CS, Leh

Co-Managers: Barc, DB, JPM, Wach

100% Pot

Class	Size (MM)	WAL	Window	M/S&P/F	BNCH	SPRD	YLD	CPN	$Price
A1	$448.000	1.50	13-25	Triple-A	EDSF	+0	5.436%	5.37%	99.99243%
A2	$552.000	2.80	25-45	Triple-A	I-SWPS	+5	5.489%	5.42%	99.98145%
A3	$200.000	4.04	45-50	Triple-A	I-SWPS	+13	5.604%	5.53%	99.96531%

Structure: MBIA wrapped / 12 month revolving period (mos. 1-12)

Collateral: Automobile loan contracts

Exp. Settle: 05/18/06

1st Interest Payment Date: 06/06/06

Pricing Speed: 1.7% ABS to 10% call

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.

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